Exhibit 8.1


                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017


                                                     January 8, 2004

Tekni-Plex, Inc.
260 Denton Tap Road
Coppell, TX 75019

Ladies and Gentlemen:

         We have acted as special counsel to Tekni-Plex, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 8 3/4% Senior Secured Exchange Notes Due 2013 (the "New Securities") for any and all of its outstanding 8 3/4% Senior Secured Notes Due 2013 (the "Old Securities"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the "Act").

         We confirm that the discussion contained under the heading "Certain United States Federal Income Tax Consequences" is our opinion and, subject to the conditions and limitations set forth therein, this discussion is our opinion as to certain United States federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                                    Very truly yours,



                                                    /s/ Davis Polk & Wardwell